Towerstream Reports First Quarter 2010 Results

Recent Acquisition Closed Ahead of Schedule and Customer Churn Continues to Decrease

MIDDLETOWN, R.I., May 11, 2010 – Towerstream (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 11 major metropolitan areas in the U.S., announced results for the first quarter ended March 31, 2010.

First Quarter Operating Highlights

•	Revenues increased 24% to $4.2 million during the first quarter 2010 compared to the same period last year
•	Customer churn for the first quarter 2010 was 1.29% compared to 1.43% during the fourth quarter 2009 and 1.68% in the first quarter 2009
•	Adjusted Market EBITDA increased 75% to $2.1 million in the first quarter 2010 from $1.2 million in the first quarter 2009
•	Gross margin remained strong at 75% during the first quarter 2010
•	Acquisition of Sparkplug’s Chicago and Nashville business assets closed in April, expanding presence to 11 markets

Management Comments

“We are pleased to close the acquisition on an expedited basis,” stated Jeff Thompson, Chief Executive Officer.  “We expect that the acquired customer base combined with strong organic growth will result in a double digit sequential increase in second quarter revenues.”

“Our churn rate decreased for the third consecutive quarter and was 23% lower than the first quarter of 2009,” added Mr. Thompson.  “ARPU levels have been increasing recently related to service upgrades by our existing customers and the purchase of higher bandwidth products by new customers.  We are hopeful that this trend will continue as the economy improves and businesses focus on growth.”

“Significant growth in our West Coast markets drove a 75% increase in Adjusted Market EBITDA as compared to the first quarter of 2009,” stated Joseph Hernon, Chief Financial Officer.  “Strong revenue growth and a continued focus on managing operating expenses should bring us to EBITDA profitability on a corporate level during the second quarter.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	3/31/2010	12/31/2009	3/31/2009*
Selected Financial Data
Revenues	$4,244	$4,042	$3,417
Gross margin	75%	75%	76%
Operating expenses (1)	5,796	5,608	5,621
Operating loss (1)	(1,552)	(1,566)	(2,204)
Net loss (1)	(1,532)	(1,972)	(2,416)
Adjusted EBITDA (2)	(234)	(263)	(1,084)
Capital expenditures	$1,374	$1,165	$955
Key Operating Metrics
Churn rate (2)	1.29%	1.43%	1.68%
ARPU (2)	$703	$715	$799
ARPU of new customers (2)	503	561	540

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes stock-based compensation of $194, $227 and $157, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

First Quarter 2010 Results of Operations

Revenues for the first quarter 2010 increased 5% from the fourth quarter 2009 and increased 24% compared to the first quarter 2009.  These increases were driven by 40% growth in our customer base from approximately 1,500 customers at the end of the first quarter 2009 to approximately 2,100 at the end of the first quarter 2010.

ARPU of new customers in the first quarter 2010 decreased 10% compared to the fourth quarter 2009 and decreased 7% compared to the first quarter 2009.  ARPU of all customers in the first quarter 2010 decreased 2% compared to the fourth quarter 2009 and decreased 12% compared to the first quarter 2009.  New customers continued to be cautious in their purchasing decisions which resulted in ARPU values below historical levels.

Customer churn during the first quarter 2010 was 1.29% compared to 1.43% during the fourth quarter 2009 and 1.68% during the first quarter 2009.  The lower churn reflects our ongoing focus to improve customer retention and reduce churn.

Gross margin remained stable at 75% in the first quarter 2010 compared to 75% and 76%, respectively, for the fourth and first quarters 2009.

Customer support expenses in the first quarter 2010 increased 4% compared to the fourth quarter 2009 and increased 5% compared to the first quarter 2009. The increases reflect staffing additions and other costs incurred to support our growing customer base and improve customer retention.  The Company remains focused on maintaining high levels of customer service and reducing churn.

Sales and marketing expenses in the first quarter 2010 increased 2% compared to the fourth quarter 2009 and decreased 22% compared to the first quarter 2009. The decrease from the first quarter 2009 related to lower department headcount which averaged 62 in the first quarter 2010 and 102 in the first quarter 2009.  During 2009, the Company’s sales and marketing strategy evolved towards the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount. Sales and marketing headcount includes marketing, direct sales which includes account executives and sales managers, and indirect sales which includes sales operations, support and administration.

General and administrative expenses increased 3% in the first quarter 2010 compared to the fourth quarter 2009 and increased 5% compared to the first quarter 2009. The year-over-year increase was attributable to modest increases in a number of expenses including professional services, bad debt and state franchise taxes.

Net loss decreased 22% in the first quarter 2010 compared to the fourth quarter 2009 and decreased 37% compared to the first quarter 2009.  The sequential improvement related to interest expense which totaled approximately $187,000 during the 2009 period compared with zero during the 2010 period.  In addition, loss on derivative financial instruments totaled approximately $219,000 during the 2009 period compared with zero during the 2010 period.  The year-over-year improvement reflected the effect of a 24% increase in revenues with only a 3% increase in operating expenses.

Operating Outlook and Guidance

•	Revenues for the second quarter 2010 are expected to range between $4.7 million to $4.8 million

•	Adjusted EBITDA profitability is expected to be attained during the second quarter 2010

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, gain or loss on disposal of property and equipment, gain or loss on derivative instruments, and other non-operating income or expenses.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.  Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, has been reconciled to Net loss as follows:

(All dollars are in thousands)
	Three months ended
	3/31/2010	12/31/2009	3/31/2009*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(234)	$(263)	$(1,084)
Interest expense	-	(187)	(184)
Interest income	-	1	13
Other income (expense), net	20	-	-
Loss on derivative financial instruments	-	(219)	(41)
Loss on property and equipment	(23)	(7)	(16)
Depreciation	(1,101)	(1,070)	(947)
Stock-based compensation	(194)	(227)	(157)
Net loss	$(1,532)	$(1,972)	$(2,416)

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

	(Unaudited)	(Audited)
Balance Sheet	March 31, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$12,109	$14,041
Accounts receivable, net	410	403
Other	363	258
Total Current Assets	12,882	14,702

Property and equipment, net	13,885	13,635

Other assets	1,166	1,166

Total Assets	27,933	29,503

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	540	1,056
Accrued expenses	1,285	1,086
Deferred revenues	1,131	1,029
Other	84	79
Total Current Liabilities	3,040	3,250

Long-Term Liabilities
Derivative liabilities	-	567
Other	254	275
Total Long-Term Liabilities	254	842
Total Liabilities	3,294	4,092

Stockholders’ Equity
Common stock	35	35
Additional paid-in-capital	55,887	55,127
Accumulated deficit	(31,283)	(29,751)
Total Stockholders’ Equity	24,639	25,411
Total Liabilities and Stockholders’ Equity	$27,933	$29,503

	(Unaudited)
Statement of Operations	Three months ended March 31,
	2010	2009

Revenues	$4,244	$3,417

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,075	826
Depreciation	1,101	947
Customer support services	578	550
Sales and marketing	1,233	1,576
General and administrative	1,809	1,722
Total Operating Expenses	5,796	5,621
Operating Loss	(1,552)	(2,204)
Other Income (Expense)
Interest income	-	13
Interest expense	-	(184)
Loss on derivative financial instruments	-	(41)
Other, net	20	-
Total Other Income (Expense)	20	(212)
Net Loss	$(1,532)	$(2,416)
Net loss per common share	$(0.04)	$(0.07)
Net loss per common share excluding stock-based compensation	$(0.04)	$(0.07)
Weighted average common shares outstanding – basic and diluted	34,668	34,588
	(Unaudited)
Statement of Cash Flows	Three months ended March 31,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(1,532)	$(2,416)
Non-cash adjustments:
Depreciation	1,101	947
Stock-based compensation	194	157
Other	52	172
Changes in operating assets and liabilities	(373)	(823)
Net Cash Used In Operating Activities	(558)	(1,963)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(1,374)	(955)
Other	-	(3)
Net Cash Used In Investing Activities	(1,374)	(958)

Cash Flows From Financing Activities
Repayment of capital leases	-	(12)
Net Cash Used In Financing Activities	-	(12)

Net Decrease In Cash and Cash Equivalents	(1,932)	(2,933)
Cash and Cash Equivalents – Beginning	14,041	24,740
Cash and Cash Equivalents – Ending	$12,109	$21,807

Market data for the three months ended March 31, 2010
(All dollars are in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,394	$273	$1,121	80%	$290	$831
Boston	1,053	175	878	83%	174	704
Los Angeles	675	133	542	80%	289	253
San Francisco	269	57	212	79%	65	147
Chicago	292	111	181	62%	96	85
Providence/Newport	129	44	85	66%	35	50
Miami	199	70	129	65%	87	42
Seattle	122	52	70	57%	31	39
Dallas-Fort Worth	111	82	29	26%	53	(24)
Philadelphia	-	15	(15)	0%	51	(66)
Total	$4,244	$1,012	$3,232	76%	$1,171	$2,061

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,061
Centralized costs (1)	(703)
Corporate expenses	(1,615)
Depreciation	(1,101)
Stock-based compensation	(194)
Other income (expense)	20
Net loss	$(1,532)

Market data for the three months ended March 31, 2009

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,237	$198	$1,039	84%	$347	$692
Boston	962	171	791	82%	202	589
Los Angeles	406	67	339	83%	272	67
Providence/Newport	141	38	103	73%	52	51
San Francisco	223	43	180	81%	129	51
Chicago	202	81	121	60%	127	(6)
Miami	109	59	50	46%	108	(58)
Seattle	97	67	30	31%	99	(69)
Dallas-Fort Worth	40	54	(14)	(35)%	126	(140)
Total	$3,417	$778	$2,639	77%	$1,462	$1,177 (2)

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,177
Centralized costs (1)	(712)
Corporate expenses	(1,565)
Depreciation	(947)
Stock-based compensation	(157)
Other income (expense)	(212)
Net loss	$(2,416)
(1)Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $63 and $48 respectively for the three months ended March 31, 2010 and 2009.
(2) Includes $164 of costs associated with field engineers which are now allocated to specific markets but were not allocated when originally reported in 2009.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on May 11, 2010 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through May 18, 2010 at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 73049538.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=81032.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses.  Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, Philadelphia, Nashville and the greater Providence area where the Company is based.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream. The Towerstream Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:
Seth Potter
ICR Inc.
646-277-1230
Seth.Potter@icrinc.com

MEDIA CONTACT:
Todd Barrish
LaunchSquad Public Relations
212-564-3665
todd@launchsquad.com